Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-55753


               SUPPLEMENT TO THE PROSPECTUS DATED NOVEMBER 9, 1999

                         BARON CAPITAL PROPERTIES, L.P.

                 2,500,000 UNITS OF LIMITED PARTNERSHIP INTEREST


Baron Capital Properties, L.P.     Pursuant to a  Prospectus  dated  November 9,
7826 Cooper Road                   1999,  we commenced  an exchange  offering to
Cincinnati, Ohio  45242            issue  up  to  2,500,000   units  of  limited
(513) 984-5001 (Telephone)         partnership   interest   in  our  company  in
(513) 984-4550 (Fax)               exchange  for  units of  limited  partnership
                                   interest ("Exchange Partnership Units") owned
                                   by   individual   partners   in  23   limited
                                   partnerships  (the  "Exchange  Partnerships")
                                   which   directly  or  indirectly  own  equity
                                   and/or subordinated mortgage interests in one or more residential apartment properties.


SEE "RISK FACTORS" IN THE PROSPECTUS BEGINNING ON PAGES 31 THROUGH 35 AND PAGES 48 THROUGH 68, RESPECTIVELY, FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFERING AND THE OWNERSHIP OF UNITS OF LIMITED PARTNERSHIP INTEREST IN BARON CAPITAL PROPERTIES, L.P. AND COMMON SHARES IN BARON CAPITAL TRUST, INTO WHICH SUCH UNITS ARE EXCHANGEABLE.

The exchange offering commenced on November 23, 1999. It was originally scheduled to expire on January 31, 2000. We have determined to extend the expiration date of the exchange offering to February 14, 2000 (subject to further extension). As of January 28, 2000, limited partners holding 31,458.43 Exchange Partnership Units (or 79.3% of the total outstanding units) have responded. Limited partners holding 31,217.43 Exchange Partnership Units (or 78.7%) have accepted the offering, and limited partners holding 241.00 units (or 6/10ths of 1%) have declined the offering. We will not complete the exchange offering in respect of any particular Exchange Partnership unless limited partners holding at least 90% of the units of limited partnership interest in that partnership affirmatively elect to accept the offering.

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THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSIONS HAVE NOT
APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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This  prospectus  supplement  does not  constitute  an offer  to  exchange  or a solicitation of an offer to exchange any of the Exchange Partnership Units. The exchange offering will only be made by delivery of the prospectus dated November 9, 1999 when accompanied by this prospectus supplement.

We electronically file documents such as annual and quarterly securities reports with the Securities and Exchange Commission. You may obtain these documents, as well as other information we file electronically, by visiting the Commission's website at http://www.sec.gov.

          The date of this prospectus supplement is January 31, 2000.